Exhibit 19.1

BIMINI CAPITAL MANAGEMENT, INC.

STATEMENT OF POLICY

CONCERNING

INSIDER TRADING

AND

SPECIAL TRADING PROCEDURES

Updated as of March 3, 2021

TABLE OF CONTENTS

I. SUMMARY OF THE COMPANY POLICY CONCERNING INSIDER TRADING AND SPECIAL TRADING PROCEDURES		1

II. THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES		1

A.	General Rule.	1

B.	Who Does the Policy Cover?	3

C.	Other Companies' Stocks.	3

D.	Trading in Options.	3

E.	Margin Accounts.	4

F.	Guidelines.	4

G.	Insider Trading Compliance Officer.	5

H.	Procedures for Approving Trades.	6

III. OTHER LIMITATIONS ON SECURITIES TRANSACTIONS		7

A.	Restrictions on Purchases of Company Securities.	7

B.	Disgorgement of Profits on Short-Swing Transactions.	8

C.	Prohibition of Short Sales.	8

D.	Filing Requirements.	9

i

I. SUMMARY OF THE COMPANY POLICY CONCERNING INSIDER
TRADING AND SPECIAL TRADING PROCEDURES

The federal securities laws prohibit a company’s directors, officers, employees and other “insiders” from engaging in securities trading on the basis of material, non-public information. It is the policy of Bimini Capital Management, Inc. (the “Company”) that it will, without exception, comply with all applicable laws and regulations in conducting its business. Accordingly, the Company has adopted a policy on insider trading that applies to each director, officer and employee of the Company.

Under the Company’s insider trading policy, each director, officer and employee is prohibited from:

•         Buying or selling securities of the Company, Orchid Island Capital, Inc. (“Orchid Island) or any other company (or trading in options, puts, calls, or other derivative securities of the Company or any other company) on the basis of material, non-public information;

•         Having others buy or sell securities for him or her while in possession of material, non-public information; or

•         Communicating (or “tipping”) to others material, non-public information concerning the Company, Orchid Island or any other company.

The Company has adopted special trading procedures designed to minimize the chances of any trading transactions that could constitute violations of the securities laws, or which could create the appearance of being a violation.

This Statement of Policy contains a discussion of insider trading and describes special trading procedures applicable to you. You should read this policy, sign the form of acknowledgment that appears at the end of the policy and return a signed copy to the Company’s Insider Trading Compliance Officer. You should also retain a copy of the policy for your reference. Periodically, the Company will request that you re-acknowledge this Statement of Policy.

In meeting the standards set out in this Statement of Policy, it is essential that each director, officer and employee conduct the Company's business with honesty and integrity. Each director, officer and employee contributes to the Company's overall reputation. Therefore, each must accept individual responsibility for ensuring that these standards are implemented.

II. THE USE OF INSIDE INFORMATION IN CONNECTION
WITH TRADING IN SECURITIES

A.         General Rule.

The U.S. securities laws regulate the sale and purchase of securities in order to protect the interests of the investing public. U.S. securities laws give the Company, its directors, officers and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.

All employees and directors should pay particularly close attention to the laws against trading on "inside" information. These laws are based upon the belief that all persons trading in a company's securities should have equal access to all "material" information about that company. For example, if an employee or a director of a company knows material non-public financial information, that employee or director is prohibited from buying or selling stock in the company until the information has been disclosed to the public: this is because the employee or director knows information that will probably cause the stock price to change, and it would be unfair for the employee or director to have an advantage (knowledge that the stock price will change) that the rest of the investing public does not have. In fact, it is not merely unfair. It is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows: It is a violation of the federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is “material” if it could affect a person's decision whether to buy, sell or hold the securities. It is “inside” information if it has not been publicly disclosed. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called "tipping".) In that case, both the “tipper” and the recipient of the tip may be held liable.

While it is not possible to identify all information that would be deemed "material," the term would ordinarily include the following types of information:

●    Financial performance, especially quarterly and year-end results of operations, and significant changes in financial performance, conditions or liquidity.

●    Company projections and strategic plans.

●    Potential mergers and acquisitions or the sale of Company assets or subsidiaries.

●    New major contracts, ventures, or finance sources, or significant changes in such matters.

●    Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

●    Significant changes in senior management.

●    Actual or threatened major litigation, or the resolution of such litigation.

The rule applies to any and all transactions in the Company's securities, including its common stock and options and warrants to purchase common stock (other than the exercise of employee stock options or warrants), and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities. As described below, the rule also applies to any and all transactions in the securities of Orchid Island or the securities of any other company where the Company’s officers, directors or employees have access to material non-public information.

The Securities and Exchange Commission (the "SEC"), the stock exchanges and plaintiffs' lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment of up to ten years, in addition to civil penalties (up to three times the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. The SEC can also bar parties from acting as an officer, director, attorney or accountant for any public companies. Securities laws also subject controlling persons to civil penalties or illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times the profit (or loss avoided) by the insider trader.

“Inside information” does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company's interests. More particularly, in connection with trading in the Company securities, it is a fraud against members of the investing public and against the Company.

B.         Who Does the Policy Cover?

The prohibition against trading on inside information applies to directors, officers and all other employees of the Company, and to other people who gain access to that information. All directors, officers and employees must obtain prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures described in this Statement of Policy.

Because of their access to confidential information on a regular basis, the Company’s directors, executive officers and “Key Employees” are also subject to additional “Blackout Period” restrictions on trading in the Company’s securities. These “Blackout Period” restrictions (including “Windows” for trading in the Company’s securities) are discussed below in this Statement of Policy. “Key Employees” include certain employees of the Company designated as Key Employees by the chief executive officer of the Company.

In addition, any individuals who possess inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

C.         Other Companies' Stocks.

Officers, directors and employees of the Company may be privy to non-public information regarding Orchid Island in the course of performing their duties under the Management Agreement and serving as officers, directors or employees of Orchid Island. Further, in the course of the many pending or proposed transactions that this Company has under consideration at any given time, there is a great deal of non-public information relating to other companies to which our employees may have access. This could include “material” information that is likely to affect the value of the securities of the other companies.

Employees, officers and directors who learn material information about Orchid Island or other parties managed by the Company, suppliers, customers, venture partners, acquisition targets or competitors through their work at the Company should keep it confidential and not buy or sell stock in such companies until the information becomes public. Employees, officers and directors should not give tips about such stocks.

It is our policy that no director, officer or employee should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of Orchid Island or another company if the individual learns in the course of performing duties for the Company confidential information that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee learned through Company sources that the Company intended to purchase assets of another company, and then bought or sold stock of that other company because of a likely increase or decrease in the value of its securities. It would also be a violation if a Bimini officer, director or employee advised a third party to purchase or sell securities in Orchid Island or another company while in possession of non-public information about that company.

Officers, directors and employees who hold positions at other companies should also be aware of and comply with the internal insider trading policies established by those companies.

D.         Trading in Options.

The insider trading prohibition also applies to trading in exchange traded options, such as put and call options. Trading in options is highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer's stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a Company announcement or major event. It is difficult for an employee or director to prove that he or she did not know about the announcement or event.

If the SEC or the stock exchanges were to notice active options trading by one or more employees or directors of the Company prior to an announcement, they would investigate. Likewise, as a result of the relationship between the Company and Orchid Island, the SEC would likely investigate the trading of Orchid Island options by employees or directors of the Company. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits its employees and directors from trading in options on the Company stock and Orchid Island stock. This policy does not pertain to the exercise of stock options or warrants granted by the Company to its employees, which cannot be traded.

E.         Margin Accounts.

Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an employee or a director had material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits employees and directors from purchasing Company securities or Orchid Island securities on margin or holding Company or Orchid Island securities in a margin account. The Company may make exceptions on a case-by-case basis in circumstances where an individual clearly demonstrates the financial capacity to meet a margin call.

F.         Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company's policies:

1.         Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. No one may "tip" or disclose material nonpublic information concerning the Company (or Orchid Island or any other company) to any outside person (including, but not limited to family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that person's regular duties for the Company and authorized by the Compliance Officer and/or the Board of Directors. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

No one may give trading advice of any kind about the Company or Orchid Island to anyone while possessing material nonpublic information about the Company or Orchid Island, except to advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all directors and officers from giving trading advice concerning the Company or Orchid Island to third parties even when the director or officer does not possess material nonpublic information about the Company or Orchid Island.

2.         Trading in the Company's Securities. No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company's securities, when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. The exercise of employee stock options and warrants is not subject to this policy. However, stock that was acquired upon exercise of a stock option or warrant will be treated like any other stock, and may not be sold by an employee who is in possession of material inside information. Employees or directors who possess material inside information should wait until the start of the third business day after the information has been publicly released before trading.

3.         Avoid Speculation. Investing in the Company's common stock provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short-range speculation based on fluctuations in the market. Such activities put the personal gain of the employee or director in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that employees or directors may never sell shares, the Company encourages employees and directors to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.

4.         Trading in Other Securities. No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities Orchid Island or another corporation, if the employee or director learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. As a result of the Management Agreement and the relationship of Company officers, directors and employees with Orchid Island, the same restrictions apply to trading in Orchid Island securities as to trading in Company securities.

G.         Insider Trading Compliance Officer.

The Company has designated the Company's Secretary as its Insider Trading Compliance Officer (the "Compliance Officer"). The Compliance Officer will review and either approve or prohibit all proposed trades by Company directors, officers and other employees in accordance with the procedures set forth in this Statement of Policy.

In addition to the trading approval duties described in this Statement, the duties of the Compliance Officer will include the following:

1.         Administering this Statement of Policy and monitoring and enforcing compliance with all policy provisions and procedures.

2.         Responding to all inquiries relating to this Statement of Policy and its procedures.

3.         Designating and announcing special trading Blackout Periods during which directors, executive officers and Key Employees may not trade in Company securities.

4.         Providing copies of this Statement of Policy and other appropriate materials to all current and new directors, officers and employees, and other persons whom the Compliance Officer determines have access to material nonpublic information concerning the Company.

5.         Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the "Securities Act"); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation, Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

6.         Revising this Statement of Policy as necessary to reflect changes in federal or state insider trading laws and regulations.

7.         Maintaining as Company records originals or copies of all documents required by the provisions of this Statement of Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation, Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer's duties.

H.         Procedures for Approving and Reporting Trades.

This section describes the rules and procedures that apply to securities trading by the Company’s directors, officers and other employees. These rules apply to you, your spouse and members of your immediate family sharing the same household. In addition, these rules apply to any trust, partnership or other entity in which you, your spouse or members of your immediate family have direct or indirect investment power.

1.         Pre-Approval of Director and Employee Trades. No director, officer or other employee of the Company may enter an order (or a series of orders) to trade more than 50,000 Company shares or more than 10,000 Orchid shares unless:

a.         the person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s),

b.         the person trading has certified to the Compliance Officer that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act, and

c.         the Compliance Officer has approved the trade(s) and has certified the approval in writing.

A form of Notice of Intent to Trade Securities is attached to this Statement of Policy. Any individual requesting approval of trading in the Company’s securities or the securities of Orchid Island should use this form.

2.         Post-Trade Notice. A director, officer or other employee of the Company may enter an order (or a series of orders) to trade not more than 50,000 of Company shares or not more than 10,000 of Orchid shares without the pre-approval set forth above. However, promptly after executing such a trade, the person who has made the trade shall provide the Compliance Officer with written notice of the completed trade. The Notice of Completed Securities Trade attached to this Statement of Policy should be used for this purpose.

3.         Additional “Blackout Period” Restrictions. “Blackout Period” restrictions will be imposed on all directors, officers and Key Employees of the Company. In addition to the requirement of prior approval or post-trade notice, these individuals are subject to the following restrictions on trading in Company securities and Orchid Island securities:

a.         Trading is not permitted during a “Blackout Period” that commences after the close of trading on the last day of each fiscal quarter until the close of trading on the second business day following an announcement of the Company’s earnings or Orchid Island earnings with respect to that fiscal quarter. Expressed another way, trading is permitted during a “Window” that commences on the close of trading on the second business day following an earnings release with respect to the preceding fiscal quarter through the last day the current fiscal quarter.

b.         No trading in Company or Orchid Island securities is permitted even during applicable trading Windows while an individual possesses material inside information. Persons possessing such information may trade during a trading Window only after the close of trading on the second full trading day following the Company's or Orchid Island’s widespread public release of such material inside information.

c.         No trading in Company or Orchid Island securities is permitted during any special Blackout Periods that the Compliance Officer may designate. No one may disclose to any outside third party that a special Blackout Period has been designated.

d.         The Compliance Officer may, on a case-by-case basis, authorize trading in Company or Orchid Island securities outside of the applicable trading Windows (but not during special Blackout Periods) due to financial hardship or other hardships.

4.         Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company or Orchid Island securities outside of the applicable trading windows due to financial hardship or other hardships only after

a.         the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s),

b.         the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trades(s) that he or she is not in possession of material nonpublic information concerning the Company or Orchid Island, and

c.         the Compliance Officer has approved the trade(s) and has certified the approval in writing.

5.         No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by directors, officers or other employees or hardship applicants. The Compliance Officer may reject any trading requests at his/her sole discretion.

6.         Compliance with Orchid Island Policy. Any employee, officer or director of the Company who is also subject to the insider trading policy maintained by Orchid Island shall comply with that policy. Note that the Orchid Island policy may be more restrictive, or may provide for different procedures, when trading Orchid Island stock than the this Trading Policy.

III. OTHER LIMITATIONS ON SECURITIES TRANSACTIONS

A.         Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC has adopted Rules 10b-6 and 10b-18 under the Securities Exchange Act of 1934 (the “1934 Act”). Rule 10b-6 generally prohibits the Company or any of its affiliates from buying Company or Orchid Island stock in the open market during certain periods while a public offering is taking place. Rule 10b-18 sets forth guidelines for purchases of Company or Orchid Island stock by the Company or its affiliates while a stock buyback program is occurring. While the guidelines are optional, compliance with them provides immunity from a stock manipulation charge. You should consult with the Compliance Officer if you desire to make purchases of Company or Orchid Island stock during any period that the Company or Orchid Island is making a public offering or buying stock from the public.

B.         Disgorgement of Profits on Short-Swing Transactions.

Section 16 of the 1934 Act applies to directors and executive officers of the Company and to any person owning more than ten percent of any registered class of the Company's equity securities. The section is intended to deter such persons (collectively referred to below as "insiders") from misusing confidential information about their companies for personal trading gain. Section 16(a) requires insiders to publicly disclose any changes in their beneficial ownership of the Company's equity securities (see "Filing Requirements," below). Section 16(b) requires insiders to disgorge to the Company any "profit" resulting from "short-swing" trades, as discussed more fully below. Section 16(c) effectively prohibits insiders from engaging in short sales (see "Prohibition of Short Sales," below).

Under Section 16(b), any profit realized by an insider on a "short-swing" transaction (i.e., a purchase and sale, or sale and purchase, of the Company's equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.

Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized "profits" on a short- swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits. The terms "purchase" and "sale" are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.

The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for insiders and the Company, officers and directors are strongly urged to consult with the Company's Compliance Officer prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b). The Section 16 rules also apply to insiders of Orchid Island with respect to transactions in Orchid Island securities and such insiders are advised to contact Orchid Island’s Compliance Officer prior to engaging in any transaction or transfer of Orchid Island securities.

C.         Prohibition of Short Sales.

Under Section 16(c), insiders are prohibited from effecting "short sales" of the Company's equity securities. A "short sale" is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. Wholly apart from Section 16(c), the Company prohibits directors and employees from selling the Company's stock short. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its shareholders. Short sales in Orchid Island securities are also contrary to the best interests of the Company and its shareholders.

D.         Filing Requirements.

1.         Forms 3, 4 and 5. Under Section 16(a) of the 1934 Act, directors and executive officers must file with the SEC and any stock exchange on which the Company's equity securities are quoted (i.e., the New York Stock Exchange) public reports disclosing their holdings of and transactions involving, the Company's equity securities. Copies of these reports must also be submitted to the Company. An initial report on Form 3 must be filed by every insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he became an insider. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the insider must be reported on Form 4 and filed within two days after the date on which the change occurred. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that an insider's transactions during the month resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report. All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, such transactions as gifts and stock dividends ordinarily are reportable. Moreover, an officer or director who has ceased to be an officer or director must report any transactions after termination which occurred within six months of a transaction that occurred while the person was an insider.

The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the insider or indirectly through others. An insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. An insider is considered the indirect owner of any securities from which he obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates, and by family members generally are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same home. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if the insider believes there is a reasonable basis for doing so.

It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, the Company strongly urges all directors and officers to notify the Compliance Officer prior to any transactions or changes in their or their family members' beneficial ownership involving Company stock and to avail themselves of the assistance available from the Company and its counsel in satisfying the reporting requirements.

2.         Schedule 13D and 13G. Section 13(d) of the 1934 Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain circumstances) by any person or group which acquires beneficial ownership of more than (i) five percent of a class of equity securities registered under the 1934 Act and is not a Passive Investor (as defined below) or (ii) twenty percent of a class of equity securities. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule l3D is required to be filed with the SEC and NYSE and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule l3D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

A report on Schedule 13G is an abbreviated form required to be filed with the SEC, the NYSE and submitted to the Company yearly or monthly by certain holders that acquire over 5% but less than 20% of the Company's equity securities in the ordinary course of business and which do not hold such stock for the purpose or with the effect of changing or influencing control (“Passive Investors”). A Passive Investor must file a Schedule 13G within 10 days after acquisition of more than 5% of the Company's equity securities. Passive Investors must file amendments promptly upon exceeding 10% of a class of securities and thereafter promptly upon the Passive Investor’s beneficial ownership increasing or decreasing by more than 5%.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the 1934 Act, a person filing a Schedule 13D or a Schedule 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

It should be noted that the Form 3/Form 4/Form 5 Reports and the Schedule 13D/Schedule 13G requirements are independent of each other, and compliance with one section of the 1934 Act will not satisfy the other.

ACKNOWLEDGMENT

I acknowledge that I have received, read, and understood Bimini Capital Management, Inc.'s Statement of Policy Concerning Insider Trading and Special Trading Procedures. I agree to comply with the terms of the Policy and understand that violation of the Policy could constitute a violation of applicable securities laws and regulations.

Signature

Print Name

Date

NOTICE OF INTENT TO TRADE SECURITIES

VIA EMAIL: rcauley@biminicapital.com

Date:

Bimini Capital Management, Inc.

Attn: Secretary

3305 Flamingo Drive

Vero Beach, FL 32963

Re:	Intent to Trade Shares of Common Stock (“Common Shares”) of Bimini Capital Management, Inc. (the “Company”) or Orchid Island Capital, Inc.

Dear Sirs:

By this letter, I, the undersigned, hereby notify you of my intent to Buy/Sell (circle one) up to _________ Common Shares of the Company/Orchid Island Capital, Inc. (circle one) commencing on ________________, 20___.

By signing below, I hereby acknowledge that:

(a)         I have read and understand the Company’s Insider Trading Policy;

(b)         I am not in possession of material nonpublic information concerning the Company or Orchid Island Capital, Inc. and the proposed trade(s) do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 of the Securities Act of 1933, as amended; and

(c)         I understand that the authority to trade the Common Shares as stated in this Notice, if granted, may be revoked by the Company, its Chief Compliance Officer or any other Executive Officer at any time by written or verbal notice to me.

Very truly yours,

Signature

Print Name

ACKNOWLEDGED:

Bimini Capital Management, Inc.

By:

Name:

Title:

NOTICE OF COMPLETED SECURITIES TRADE

VIA EMAIL: rcauley@biminicapital.com

Date:

Bimini Capital Management, Inc.

Attn: Secretary

3305 Flamingo Drive

Vero Beach, FL 32963

Re:	Notice of Completed Trade in Shares of Bimini Capital Management, Inc. (the “Company”) or Orchid Island Capital, Inc.

Dear Sirs:

By this letter, I, the undersigned, hereby notify you of my recent Buy/Sell (circle one) of _____________ Common Shares of the Company/Orchid Island Capital, Inc. (circle one) on or during the period from                             to                                     .

By signing below, I hereby acknowledge that:

(a)         I have read and understand the Company’s Insider Trading Policy; and

(b)         I was not in possession of material nonpublic information concerning the Company or Orchid Island Capital, Inc. at the time of the trade and the trade did not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 of the Securities Act of 1933, as amended.

Very truly yours,

Signature

Print Name

ACKNOWLEDGED:

Bimini Capital Management, Inc.

By:

Name:

Title: